This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-116374

PROSPECTUS

YOUBET.COM, INC

5,040,093 Shares of Common Stock

     The 5,040,093 shares of common stock par value $.001 being offered by this prospectus are being offered by two groups of the selling stockholders. Group one is ODS Technologies, L.P. d/b/a TVG Network or TVG. The second group is comprised of those warrant holders who pursuant to a letter agreement dated May 11, 1999 were granted registration rights covering the common stock that was issued upon the exercise of such warrants. Youbet registered the common stock underlying these warrants on July 31, 2000 on Form S-3 File No. 333-39488, however several warrant holders were inadvertently excluded from the table of selling stockholders. As such, Youbet agreed to register the shares of common stock that were issued to the warrant holders on this registration statement.

     The prices at which a selling stockholder may sell his/her/its shares will be determined by the prevailing market price for the common stock or in privately negotiated transactions. The shares offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

     Information regarding the selling stockholders and the times and manner in which they may offer and sell the common stock under this prospectus is provided under the headings “Selling Stockholders” and “Plan of Distribution” in this prospectus. Youbet will not receive any of the proceeds from the sale of the common stock under this prospectus.

     Youbet’s common stock is quoted on the Nasdaq SmallCap Market, under the trading symbol “UBET”. The last reported price for our common stock on August 5, 2004 was $2.47 per share.

THIS INVESTMENT INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3

     Youbet’s principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, CA 91367; (818) 668-2100.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated August 30, 2004

ABOUT THE PROSPECTUS

     This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus. You should read this prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

RISK FACTORS

     You should carefully consider the risks described below before making an investment. All of these risks may impair our business operations. If any of the following risks actually occur our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO WAGERING STATUTES AND REGULATIONS

LEGAL ISSUES CONCERNING ONLINE WAGERING MAY ADVERSELY AFFECT OUR BUSINESS.

     To the extent that Youbet’s facilities are used by subscribers to place intrastate or interstate wagers or we receive commissions derived from such wagers, various federal and state statutes and regulations could have a direct and material adverse effect on our business and indirectly could have a material adverse effect on the public’s demand for our services. Gaming activities are subject to extensive statutory and regulatory regulation by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to Youbet’s business.

     In the United States, forty seven jurisdictions have statutes or regulations restricting gaming activities and three states prohibit any form of gaming. From time to time, Youbet receives correspondence from various governmental agencies inquiring into the legality of our activities. Youbet believes that its activities conform to those gaming laws and regulations applicable to its activities. However, we face the risk of either civil or criminal proceedings brought by governmental or private litigants who disagree with our interpretation of the applicable laws. Because there is little guiding authority, we are at risk of losing such lawsuits or actions and may be subject to significant damages or civil or criminal penalties.

     Many states have considered and are considering interactive and Internet gaming legislation and regulations which may prohibit us from continuing to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, and enforcement policies that could have a material adverse impact on our business.

     Expansion into international markets may be subject to regulation in those countries into which we expand. Youbet believes that it can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market its services in such jurisdictions.

     VARIOUS STATE LEGISLATURES, CONGRESS, AND FEDERAL AND STATE EXECUTIVE AUTHORITIES HAVE PROPOSED LAWS AND REGULATIONS DIRECTLY APPLICABLE TO ONLINE AND INTERNET GAMING WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Most prominently, in 1998, a bill sponsored by U.S. Senator Jon Kyl of Arizona and adopted by a wide margin in the Senate (but ultimately not enacted) would have prohibited online and Internet gaming, with specified exceptions, including exceptions for certain horse race wagering and certain “closed-loop” online systems. However, the latter exceptions were narrow and this 1998 bill, had it been enacted, would have had a material adverse effect on our business. Other online and Internet gaming bills have been considered in recent years in both the Senate and the House of Representatives. Senator Kyl has reintroduced a new version of his Internet Gambling Prohibition Act of 1999. This 1999 Kyl bill (S. 692) contains more broadly drafted exceptions than the 1998 Kyl bill. If it were enacted in the form in which it was approved by the Senate on November 11, 1999, Youbet does not believe that the bill would have a material adverse effect on our business. However, other proposals such as the Kyl bill could emerge in Congress; many states have considered and are considering interactive and Internet gaming legislation and regulations which may or may not be worded so as to permit our business to continue in such states; and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on Youbet’s business. International expansion of the Youbet Network may be subject to regulation in those countries in which it is made available. Youbet believes that it can operate or license technology in numerous jurisdictions that allow telephone and account wagering, such as South America, Australia, Asia and Europe. However, we may not be able to obtain the approvals necessary to market its services in such jurisdictions.

TAXES ON WAGERS MAY BE IMPOSED.

     If one or more governmental authorities successfully asserts that we should collect taxes on wagers, it could adversely affect our business. We do not currently collect taxes for wagers. We pay all applicable taxes to the State of Oregon where its multi-state hub resides and is currently regulated. However, one or more local, state or foreign jurisdictions may seek to tax online and Internet wagering when a subscriber is physically within their jurisdiction at the time the wager is placed. Such taxes, if imposed, might have a materially adverse effect on our business.

RISKS RELATED TO YOUBET’S OPERATIONS

YOUBET FACES STRONG COMPETITION FROM THE TELEVISION GAMES NETWORK AND OTHERS.

     Youbet believes that its principal domestic competitor in the interactive pari-mutuel gaming market is the TVG Network, which is majority owned by TV Guide, Inc. TVG Network is a 24-hour horse racing network distributed on cable and satellite systems and offers in-home pari-mutuel account wagering on horse races. TVG Network has formed exclusive relationships with a number of major United States horse tracks. Further expansion of the TVG Network’s product and expansion of exclusive relationships may make it difficult for Youbet to grow its subscriber base and to obtain quality racing content to supply the Youbet network. Additionally, if exclusive relationships account for a significant number of horse tracks, the TVG Network may be able to secure additional horse tracks on more favorable terms than Youbet. Youbet licenses content and technology rights from TVG.

     Youbet competes with several companies including America Tab, d/b/a/ Win Ticket, Xpressbet, division of Magna Entertainment Corporation, and the Racing Channel d/b/a oneclickbetting.com. Worldwide, numerous Internet and other interactive ventures have been announced. Youbet expects to compete with these entities, as well as other established companies which may enter the interactive, pari-mutuel gaming market. Many of Youbet’s current and potential competitors have far greater resources than Youbet.

DUE TO PERCEIVED LEGAL UNCERTAINTY SURROUNDING ONLINE, LIVE EVENT WAGERING, CREDIT CARD COMPANIES MAY AS A POLICY REFUSE TO PROCESS WAGERING ACCOUNT TRANSACTIONS.

     Credit card companies may be hesitant to process deposits, fees and online transactions by Youbet customers for the Youbet Network and other handicapping products. This would limit the methods of payment available to Youbet subscribers, lowering the convenience of the Youbet Network and may make competitive services more attractive. This may adversely affect Youbet’s business and its relationship with account wagering entities.

YOUBET’S PERFORMANCE DEPENDS ON ITS ABILITY TO DEVELOP, LICENSE OR ACQUIRE NEW TECHNOLOGIES TO ENHANCE ITS EXISTING SERVICES IN A TIME EFFECTIVE MANNER.

     Youbet may not be able to maintain its competitive technological position against current and potential competitors, especially those with greater financial resources. Youbet relies on its software technology to give it a competitive advantage. This software operates the Youbet Network and runs on subscribers’ PCs. Although Youbet is exploring the possibility of additional intellectual property protection, its software is not currently protected by patents or copyrights. Youbet’s main technological advantage versus potential competitors is its software lead-time in the market and Youbet’s experience in operating a wagering network. Therefore, if competitors introduce new products and services which are based on the Youbet Network, Youbet may have little recourse and its business could be adversely affected.

YOUBET’S SYSTEMS ARE VULNERABLE TO DAMAGE FROM EARTHQUAKE, FIRE, FLOODS, POWER LOSS, TELECOMMUNICATIONS FAILURES, BREAK-INS AND OTHER UNFORESEEN EVENTS.

     Youbet’s business is dependent upon its communications hardware and computer hardware, substantially all of which are located at a leased facility in Los Angeles, California. Youbet has built in certain redundancies in its systems in case of a system failure or damage, but does not have duplicate geographic locations for its site of operations. A substantial interruption in its systems would adversely affect Youbet’s business.

     Youbet has property and business interruption insurance covering damage or interruption of Youbet’s systems. However, this insurance may not compensate Youbet for all losses that may occur.

IF YOUBET’S SYSTEMS AND CONTROLS ARE UNABLE TO HANDLE ONLINE SECURITY RISKS, ITS BUSINESS WILL BE ADVERSELY AFFECTED.

     Youbet uses packet filters, fire walls, and proxy servers which are all designed to control and filter the data allowed to enter Youbet’s data center. However, advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may make it easier for someone to compromise or breach the technology used by Youbet to protect subscribers’ transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to subscribers of Youbet. This may also allow someone to introduce a “virus,” or other harmful component to the Youbet Network causing an interruption or malfunction.

     To the extent that activities of Youbet involve the storage and transmission of information such as credit card numbers, security breaches could damage Youbet’s reputation and expose Youbet to a risk of loss or litigation and possible liability. Youbet’s insurance policies may not be adequate to reimburse Youbet for losses caused by such security breaches.

YOUBET’S FUTURE SUCCESS WILL DEPEND, IN SIGNIFICANT PART, UPON THE MAINTENANCE AND GROWTH OF ITS INFRASTRUCTURE AND ANY FAILURE OR INTERRUPTION MAY HAVE A MATERIAL ADVERSE EFFECT ON YOUBET’S BUSINESS.

     Youbet utilizes electronic communications and the Internet infrastructure to send and receive information to and from subscribers. This infrastructure is necessary to economically transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, Youbet cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

     Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect Youbet’s subscribers’ ability to transmit wagering information. This will also have an adverse effect on Youbet’s business.

YOUBET MAY FACE POTENTIAL DIRECT AND INDIRECT LIABILITY FOR NEGLIGENCE, COPYRIGHT, PATENT OR TRADEMARK INFRINGEMENT, AND OTHER CLAIMS BASED UPON THE CONTENT AND DATA WHICH YOUBET MAKES AVAILABLE OR SELLS TO SUBSCRIBERS.

     If Youbet were to be found liable for claims based upon content and data it makes available or sells to subscribers, it would have an adverse effect on Youbet’s business. For example, by distributing an incorrect past performance report, a subscriber may claim he relied on such information and suffered a monetary loss. Computer failures may also result in incorrect data being distributed. In these and other instances, Youbet may be required to engage in long and expensive litigation, which could have the effect of diverting management’s attention and require the expenditure of significant sums of money. Youbet’s liability insurance may not cover all of these claims or may not be adequate to protect against all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on Youbet’s business.

IN ORDER TO GROW THE YOUBET NETWORK, YOUBET WILL BE REQUIRED TO IMPROVE EXISTING TRANSACTION PROCESSING AND OPERATIONAL SYSTEMS AND TO TRAIN AND GROW ITS NUMBER OF EMPLOYEES.

     Youbet’s current and planned management systems and controls may not be adequate to support such growth. Additionally, Youbet’s management may not succeed in expanding and exploiting existing and potential strategic relationships and market opportunities. The failure of Youbet to expand effectively could have a material adverse effect on Youbet’s business, results of operations and financial condition.

YOUBET RELIES ON CONTENT PROVIDERS.

     Youbet is largely dependent upon negotiating and maintaining agreements with third party information providers and horse tracks for much of the audio, video and other content presented on the Youbet Network. Youbet does not have exclusive relationships with any content providers. Youbet may not be able to negotiate or renew acceptable agreements with such third parties on a timely basis or under acceptable terms and conditions.

     As of the date of this prospectus, Youbet has agreements which allow a subscriber to obtain simulcast audio and video signals from 80 horse tracks and which allow Youbet to accept account wagers on races conducted at those tracks. These horse tracks may terminate the agreements. Youbet strives to improve its content and may not be able to obtain such agreements for such additional content from other providers or may lose providers, especially in light of the efforts of competitors, such as TVG, to enter into exclusive contracts with such providers.

YOUBET MAY HAVE DIFFICULTY MAINTAINING ITS TECHNOLOGICAL POSITION.

     Youbet’s performance depends on its ability to develop, license or acquire new technologies to enhance its existing services in a time effective manner. Youbet may not be able to maintain its competitive technological position against current and potential competitors, especially those with greater financial resources. Youbet relies on its software technology to give it a competitive advantage. This software operates the Youbet Network and runs on subscribers’ PCs. Although Youbet is exploring the possibility of additional intellectual property protection, its software is not currently protected by patents or copyrights. Youbet’s main technological advantage versus potential competitors is its software lead-time in the market and Youbet’s experience in operating a wagering network. Therefore, if competitors introduce new products and services which are based on the Youbet Network, Youbet may have little recourse and its business could be adversely affected.

INTERNATIONAL EXPANSION EFFORTS MAY NOT SUCCEED.

     Youbet is exploring international relationships and joint ventures to facilitate the international deployment of sports wagering networks similar to the United States launch of the Youbet Network. However, there are many risks in doing business on an international basis, including:

– Potential online live wagering networks, offered by competitors with greater resources;

– Satisfying different and possibly conflicting regulatory requirements;

– Foreign currency exchange rate fluctuations;

– Legal uncertainty regarding liability;

– Tariffs, and other trade barriers;

– Difficulties in staffing and managing foreign operations;

– Longer payment cycles and problems in collecting account receivables;

– Different accounting practices;

– Political instability;

– Seasonal reductions in business activity; and

– Potentially adverse tax consequences.

     Any of these risks could affect the success of Youbet’s international expansion. Also, Youbet may not be able to successfully establish itself internationally.

YOUBET DEPENDS ON THE COMMUNICATIONS INFRASTRUCTURE OF THE INTERNET FOR
TRANSMITTING WAGERING INFORMATION.

     Youbet utilizes electronic communications and the Internet infrastructure to send and receive information to and from subscribers and other suppliers. Youbet’s future success will depend, in significant part, upon the maintenance and growth of this infrastructure and any failure or interruption may have a material adverse effect on Youbet’s business. This infrastructure is necessary to economically transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, Youbet cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

     Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect Youbet’s subscribers’ ability to transmit wagering information or its ability to process such information. This will also have an adverse effect on Youbet’s business.

YOUBET DEPENDS ON KEY PERSONNEL.

     Youbet depends on the services of its senior management, which if not available might have a material adverse effect on Youbet. While certain members of senior management are parties to employment or services agreements with Youbet, none of these agreements are long-term, and none prohibit an employee from terminating such an agreement. Additionally, Youbet has not yet filled certain key positions in its management team, which management believes are crucial to Youbet’s development. Youbet’s future success depends on its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense and Youbet may not be able to retain and attract such employees.

YOUBET DOES NOT INTEND TO PAY DIVIDENDS.

     Youbet does not anticipate paying any cash dividends on its common stock to its stockholders for the foreseeable future. Youbet intends to retain future earnings, if any, for use in the operation and expansion of its business. It is probable that any debt financing agreements entered into by Youbet in the future will contain, restrictions on Youbet’s ability to declare dividends.

YOUBET’S COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

     The stock markets in general, the Nasdaq Small Cap Market and the market for Internet/online companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These trading prices and valuations may not be sustainable. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted against Youbet, could result in substantial costs which would have a material adverse effect on Youbet’s business.

SHARES ELIGIBLE FOR FUTURE SALE MAY NEGATIVELY AFFECT TRADING PRICE.

     Sales of Youbet’s common stock in the public market (including on the exercise of stock options and warrants), may negatively affect the market price of the common stock. This could also lessen Youbet’s ability to sell equity or equity related securities at a future time.

     As of May 31, 2004, Youbet had 6,756,594 stock options outstanding.

     Delaware law provisions which are not opted out of by Youbet’s Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire Youbet, even if doing so would be beneficial to Youbet’s stockholders. Additionally, Youbet’s Certificate of Incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series and permits the board of directors to fix the rights, preferences, powers and designations of such series without a stockholders vote. Depending on the terms of any such series, such preferred stock may discourage attempts to acquire Youbet.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Under the Private Securities Litigation Reform Act of 1995, companies are provided with a “safe harbor” for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In this prospectus, forward-looking statements also include:

•	statements about our business plans;

•	statements about the potential for the development, regulatory approval;

•	estimates of future financial performance;

•	predictions of national or international economic, political or market conditions;

•	statements regarding other factors that could affect our future operations or financial position; and

•	other statements that are not matters of historical fact.

     Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

•	our ability to continue to manage our costs;

•	our exposure to lawsuits and other liabilities and contingencies;

•	the effects of our accounting policies and changes in generally accepted accounting principles;

•	our ability to fund our short-term financing needs; and

•	general economic and business conditions.

     These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

     We have registered these shares because of registration rights granted to the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

THE COMPANY

Overview

     Youbet.com, Inc. was formed as a Delaware corporation on November 13, 1995.

     Youbet has established itself as a leading brand name for online, live event sports entertainment and wagering. Wagering on live events, such as horse racing, car racing, soccer, football, and other sporting events is a large global industry, which adapts well to the Internet. Youbet has focused on the United States horse race wagering market through its main product, Youbet ExpressSM, which features online wagering, simulcast, and in-depth, up-to-the-minute information on horse racing. Youbet is working to expand the YoubetSM brand, its products, and its services throughout the United States and select international markets. Youbet currently provides its customers with the ability to receive interactive, real-time audio/video broadcasts directly into their computers, access a comprehensive database of handicapping information and, in most states, wager on a wide selection of U.S., Canadian, Australian and South African horse races.

     Off-track wagering is typically captured through inter-track simulcasts, off-track betting (OTB) facilities, telephone-based live operator and interactive voice recognition (IVR), and PC-based and wireless transmissions. This shift from at-the-track to off-track wagering was driven by racing enthusiasts’ desire for convenient, remote access to a wide range of horse racing events, the ability to deliver this service through developments in electronic systems, and the concept of advance deposit wagering (ADW). ADW is accomplished when a customer opens an account with a state-licensed entity and then deposits funds into that account for future wagering. Customers may then use their funds plus any realized winnings for on-going wagering. Customers using OTB facilities, including Youbet’s ADW service, receive the same odds as they would receive if they were physically at the track.

     Since the introduction of simulcasting in 1978 and the passage of the Interstate Horse Wagering Act, horse wagering has migrated away from the horse track. Handicappers prefer to place wagers at either remote sites or by phone because it is more convenient. This trend is expected to continue for the foreseeable future.

     Similar to most forms of gaming, live event wagering is most enjoyable when there are a wide variety of wagering options available. Simultaneously covering the action at approximately one hundred twenty domestic and international horse tracks, Youbet exhibits dozens of races every day. Through personal computers and hand-held wireless devices, our web-based technology provides substantially more gaming action than is possible through any other live event wagering alternative. Youbet’s proprietary interactive system completes the wagering process, including exotic selections, much faster than face-to-face or phone transactions with winning outcomes instantly credited to the customer’s account for future events or prompt disbursement. As management considers expansion into gaming venues beyond horse racing, these advanced gaming platforms and wagering products may be leveraged into new markets.

     The convenience of remote wagering has encouraged new and existing customers to become more engaged with the sport of horse racing. Youbet believes that its marketing activities and user-friendly products have attracted consumers who have rarely or never wagered, but have now found an efficient, friendly method in which to experiencing the thrill of wagering.

Industry Trends and Factors in Horse Racing and Wagering

     Fans enjoy the sport of horse racing not only for its entertainment value, but also for the fun of wagering which adds another dimension of excitement to the experience. Besides convenience and depth of content, online gaming provides a real-time, seamless integration of studying racing statistics, placing a wager, then viewing a race. Web-based facilities appeal to both the new fan and the serious handicapper. New fans enjoy Youbet’s product because the Internet has become an indispensable medium for communication, news, entertainment, and commerce. Youbet believes that since many sports handicappers regularly use computers to access horse racing information, there is a high likelihood they will be interested in using advanced, web-based wagering and information systems.

     Many countries either have or are in the process of enacting laws and procedures for operating web-based wagering systems. As these systems are perceived to be increasingly reliable and legal, Youbet believes sports fans will be correspondingly interested in viewing and wagering on international horse racing and sporting events using an interactive web-based system.

Youbet ExpressSM

     The YouBet Network, Youbet’s first service offered to customers using a company provided CD-ROM, became fully operational in July 1998. In March 2001, Youbet launched its web-based application, Youbet ExpressSM, which has essentially replaced the YouBet Network, though, we still support the CD-ROM version. Through December 2003, over $695 million in wagers had been processed by these Youbet systems.

     Youbet ExpressSM is normally available to customers 23 hours a day, seven days a week, with customer support available 15 hours a day, seven days a week. Live horse racing is available about 15 hours daily, depending on which horse tracks are operating on a given day. Access to handicapping information, such as past performances, is available 23 hours a day while the ability to place pari-mutuel wagers is generally a function of individual track schedules. If Youbet ExpressSM is unavailable due to unscheduled maintenance or other technical difficulties, customers may place wagers over the telephone by calling Youbet’s toll-free number.

     Youbet offers extensive safeguards and protections for its customers. With a major banking institution serving as custodian, Players TrustSM was created in November 2002 to house and protect the deposits, winnings, and wagering account balances of our wagering customers. This exclusive protection and service is free to all Youbet customers.

     Periodically, Youbet makes product enhancements or improvements and, in some cases, adds new content. This new content is the result of the efforts of our Research and Development department. During 2003 and 2002, the amount of expenses incurred by this department were $1,989,657 and $1,961,534, respectively.

SELLING STOCKHOLDERS

TVG Shares

     In September 2003, TVG filed a verified complaint in the Delaware Court of Chancery and a demand for arbitration with the American Arbitration Association against Youbet to be heard in Wilmington, Delaware. In these proceedings, (i) TVG challenged certain proposed amendments to Youbet’s certificate of incorporation and by-laws that would classify Youbet’s board of directors and require that any future amendments be approved by 66 2/3% of Youbet’s outstanding common stock, and (ii) TVG claimed that the exercise price of a warrant to purchase shares of Youbet common stock that was issued to TVG on September 20, 2001 should be reduced as a result of certain transactions consummated by Youbet since the date the warrant was issued. The warrant, upon exercise, entitled TVG to receive a number of shares of Youbet common stock which, when combined with the shares of Youbet common stock already held by TVG, would equal 51% of the total number of shares of Youbet common stock outstanding and would provide TVG with the right to elect a majority of Youbet’s board of directors. In the Delaware litigation and the arbitration, TVG sought certain monetary damages and injunctive relief, including an injunction barring Youbet, its officers, agents, employees, representatives and all other persons acting in concert with them from taking any action to implement or adopt the classified board proposal or the supermajority voting proposal.

     On February 19, 2004, Youbet and TVG settled both the Delaware court and arbitration proceedings. As part of the settlement, (i) Youbet agreed not to proceed with the classified board or supermajority voting proposals, (ii) TVG agreed to withdraw the pending Delaware court action and the related arbitration, (iii) Youbet and TVG agreed to recognize the dilutive effects of several specific securities transactions and to reflect the dilution in a reduction of the exercise price of the warrant held by TVG to $36.5 million, (iv) Youbet agreed to issue 1,000,000 shares of its common stock to TVG if TVG notified Youbet prior to April 1, 2004 that it would not exercise the warrant, and (v) Youbet agreed to reimburse TVG for $725,000 of legal expenses incurred by TVG during the dispute. Youbet issued 124,114 shares of common stock and paid $362,500 in cash to TVG in settlement of TVG’s legal expenses.

     On March 31, 2004, TVG notified Youbet that it would not exercise the warrant issued to TVG and pursuant to the Settlement Agreement between the two companies, Youbet issued 1,000,000 shares of Youbet common stock to TVG.

Registration Rights

     Pursuant to the terms of the Settlement Agreement and a Warrant Issuance Agreement dated May 18, 2001, Youbet agreed to register all 5,008,794 shares of common stock held by TVG. This prospectus forms a part of the registration statement pursuant to which such shares are registered. We agreed to pay all expenses related to filing the registration statement and we agreed to comply with all necessary state securities laws so as to permit the sale of the common stock covered by this prospectus.

     The table below sets forth information about the selling stockholders and the number of shares of common stock beneficially owned by them. Except as disclosed in this prospectus and the licensing agreement with TVG, the selling stockholder named in the table below does not have, or within the past three years had, any position, office or other material relationship with Youbet or any of its predecessors. The selling stockholder listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date on which the information in the table is presented, therefore affecting the number of shares offered by them. Information about the selling stockholder may change over time.

Number of
Shares Owned After
this Offering
	Number of Shares		Assuming All Shares	Percentage of
	Owned Prior to this	Number of Shares	Offered Hereby are	Ownership After
Name of Selling Stockholder	Offering	Offered Hereby	sold	this Offering
ODS Technologies, L.P. d/b/a TVG	5,008,794	5,008,794	0	0
Network*

*	ODS Technologies, L.P. is a majority-owned subsidiary of TV Guide, Inc., which is a wholly-owned subsidiary of Gemstar-TV Guide International, Inc.

Additional Warrant Holders

     Pursuant to a letter agreement dated May 11, 1999, Youbet agreed to file a registration statement covering the common stock issuable upon exercise of such warrants. Youbet registered the common stock underlying these warrants on July 31, 2000 on Form S-3 File No. 333-39488, however, several warrant holders were inadvertently excluded from the table of selling stockholders. As such, Youbet agreed to register the shares of common stock that was issued to the excluded warrant holders on this registration statement.

     The table below sets forth information about the selling stockholders and the number of shares of common stock owned. Except as disclosed in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Youbet or any of its predecessors. The selling stockholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants and common stock since the date on which the information in the table is presented, therefore affecting the number of shares offered by them. Information about the selling stockholders may change over time.

			Number of
			Shares Owned After
			this Offering
	Number of Shares	Number of	Assuming All Shares	Percentage of
	Owned Prior to this	Shares Offered	Offered Hereby are	Ownership After
Name of Selling Stockholder	Offering	Hereby	sold	this Offering
David Nemelka	9,600	9,600	0	0
McKinley Capital	15,200	15,200	0	0
Elizabeth Edlich	6,499	6,499	0	0

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of his/her/its pledges, assignees, and successors-in-interest may, from time to time, sell any or all of its shares of common stock offered hereby on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that a selling stockholder will sell any or all of the common stock in this offering. A selling stockholder may use any one or more of the following methods when selling shares offered hereby:

     Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which a broker-dealer or underwriter will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer or underwriter as principal and resale by the broker-dealer or underwriter for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers or underwriters may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; or any other lawful method.

     Broker-dealers or underwriters engaged by a selling stockholder might arrange for other brokers-dealers or underwriters to participate in sales. Broker-dealers or underwriters may receive commissions or discounts from a selling stockholder in amounts to be negotiated. If any broker-dealer or underwriter acts as agent for the purchaser of shares, the broker-dealer may receive a commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares offered herby. Further, a selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act of 1933 for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933, each selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed each selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its respective sales in the market.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering including the fees and expenses incurred by certain of the selling stockholders. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

     When a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer, underwriter or agent for the sale of shares offered hereby through a block trade, special or underwriters offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

•	the name of the selling stockholder and of the participating broker-dealers or underwriters,

•	the number of shares involved,

•	the price at which the shares were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealers or underwriters, where applicable,

•	that the broker-dealers or underwriter did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

     The selling stockholders will be indemnified by us against certain claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders to a limited extent, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares offered hereby, or will be entitled to contribution in connection therewith.

     In order to comply with the securities laws of certain states, if applicable, the shares offered hereby may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law. In addition, our By-laws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or preceding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act of 1933, as amended to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     This Prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

LEGAL MATTERS

     Loeb & Loeb, LLP, Los Angeles, has passed upon the validity of the securities being offered hereby.

INCORPORATION BY REFERENCE

     The Securities and Exchange Commission, or SEC, allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we terminate the offering of these shares:

•	Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 10, 2004;

•	Quarterly Report on Form 10-Q for quarter ended March 31, 2004, filed with the SEC on May 5, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed May 10, 1999 as amended on April 9, 2004 and in any amendment or report filed for the purpose of amending such description.

     You may request a copy of these documents, at no cost, by written or oral request to: Secretary; Youbet.com, Inc. 5901 De Soto Avenue, Woodland Hills, CA 91367.

     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

YOUBET.COM, INC.

Prospectus